Exhibit 99.5

Consent to Being Named as an Independent Non-executive Director Nominee

In connection with the filing by EvoAir Holdings Inc. (the “Company”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act 1933 as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated November 28, 2023

/s/ WATSON John Stephen MCRae
WATSON John Stephen MCRae